Exhibit 99.4

Feldman Financial Advisors, Inc.

 1001 CONNECTICUT AVENUE, NW • SUITE 840
 WASHINGTON, DC  20036
 (202) 467-6862 • FAX (202) 467-6963

September 15, 2010

Board of Directors
Sunshine Financial, Inc.
1400 East Park Avenue
Tallahassee, Florida  32301

Members of the Board:

At the request of Sunshine Financial, Inc. (the “Company”), Feldman Financial Advisors, Inc. hereby provides its opinion as to any potential economic value of the liquidation account in the newly formed Sunshine Financial Inc. (“Sunshine Financial”) and the associated liquidation account in Sunshine Savings Bank (the “Bank”) as set forth in the Plan of Conversion and Reorganization of Sunshine Savings MHC adopted by the Board of Directors of the Company.

In the event of the liquidation of the Bank, the right of the holders of rights to the liquidation account of Sunshine Financial and their associated right to obtain a payment directly from the Bank in the event Sunshine Financial lacks sufficient net assets to make distributions in satisfaction of such holders’ rights in the liquidation account in Sunshine Financial, pursuant to the Plan of Conversion and Reorganization of Sunshine Savings MHC, do not have any economic value at the time of the merger of the Company into Sunshine Financial upon completion of the conversion and reorganization.

Sincerely,

Feldman Financial Advisors, Inc.